Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
Penford Amends Credit Agreement; Updates Q2 Outlook
CENTENNIAL, Co., February 27, 2009 – Penford Corporation (Nasdaq: PENX), a global leader in renewable, natural-based ingredient systems for industrial and food applications, has announced that its banking group unanimously approved an amendment to its existing credit agreement effective on February 26, 2009.
Among other things, the amendment revises certain covenant calculations to reflect the financial impact of the June, 2008 flood event at the Company’s Cedar Rapids Industrial Ingredients manufacturing facility. The amendment also relaxes the Company’s funded debt ratio covenant for the last two quarters of fiscal 2009 and the first quarter of fiscal 2010. The need for this amendment was driven in part by slower than expected insurance recoveries from the flood. The Company filed suit in January, 2009 in Cedar Rapids against certain insurers to advance the insurance recovery process.
Under terms of the amendment the Company will pay additional arrangement fees and commitment fees of $550,000. The amortization of these fees over the remaining term of the debt will increase annual interest expense by $170,000. Additionally, the maximum commitment fee for undrawn balances will increase by 10 basis points. The maximum LIBOR margin payable on outstanding debt will increase by 100 basis points. The incremental annual interest expense from these pricing changes is estimated at $0.8 million per annum, based on current outstanding borrowings.
The Administrative Agent for the credit facility is Bank of Montreal. The following banks also participate in the facility: Australia and New Zealand Banking Group, Bank of America, Rabobank Nederland, and U.S. Bank. Under its credit agreement, the Company has $43.0 million outstanding on a capital expansion loan due December 31, 2012, $7.4 million term debt maturing December 31, 2011 and has drawn $33.5 million under a $60.0 million revolving credit facility expiring December 31, 2011.
Second Quarter Fiscal 2009 Segment Operating Outlook
Food Ingredients — North America
The North American Food Ingredients business is contributing solid performance in the current economic environment. Second quarter sales and operating profit are expected to compare favorably to the prior year period. The Company’s focus on differentiated products that provide functionality and low cost-in-use continues to provide value to our customers, especially in current market conditions.
Industrial Ingredients — North America
Paper industry conditions remain extremely challenging. Recent statistics show coated and uncoated free-sheet paper consumption declining by more than 20% from a year ago. The Company’s paper customers have attempted to balance production with weaker demand for their products through mill closures and curtailments, and significant market related downtime is expected to continue in the near term. As a result, customer demand for Penford’s industrial starch is well below expectations. The sharp decline in energy and fuel markets has also impacted ethanol selling prices, and margins on ethanol fell short of break-even for most of the second quarter.
The Industrial Ingredients segment is now expected to report an operating loss for the second quarter of fiscal 2009. This business is pursuing additional new sales opportunities, reducing manufacturing expenses by working with suppliers to adjust to new costing requirements, and limiting discretionary expenditures. External sources forecast generally improving ethanol margins as seasonal demand increases and unit production costs fall.

In February the Company completed the sale of its dextrose business for approximately $2.9 million. The Cedar Rapids based dextrose production assets became non-strategic to Penford following the flood last June.
Australia/New Zealand Operations
High grain input costs throughout the quarter and unfavorable manufacturing variances, particularly in December, will result in operating losses for the Australia and New Zealand segment during the second quarter that exceed those reported in the first fiscal quarter of 2009. Raw material input costs are beginning to decrease and should contribute during the second half of fiscal 2009. As part of a continuing program to maximize asset values and returns the Company is examining a range of operating and strategic choices for this business.
"The operating environment is intensely challenging and dynamic. We must assist our customers with cost effective value-added products, re-base our cost structures, and effectively manage through the irregularities of the current supply/demand conditions,” said Tom Malkoski, Penford Corporation President and Chief Executive Officer. “I would like to thank our entire workforce for their sustained efforts underway and our bank group for their strong support of our business.”
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has nine manufacturing and/or research locations in the United States, Australia and New Zealand.
     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; expectations regarding the construction cost of the ethanol facility and the timing of ethanol production; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; other unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.